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                              EMPLOYMENT CONTRACT

BIKERS DREAM, INC., a California corporation, located at 1430 Village Way, Santa Ana, California 92705, hereinafter referred to as the Employer, and JEFFREY L. SIMONS of Milwaukee, Wisconsin, hereinafter referred to as the Employee, in consideration of the mutual promises made herein, agree as follows:

                         ARTICLE 1. TERM OF EMPLOYMENT

                                 Specified Term

         Section 1.01. The Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of five (5) years beginning on March 1, 1995.

                              Earlier Termination

         Section 1.02. This agreement may be terminated earlier as hereinafter provided.

                 ARTICLE 2. DUTIES AND OBLIGATIONS OF EMPLOYEE

                        Title and Description of Duties

         Section 2.01. Employee shall serve as Executive Vice President and Vice President/Retail Operations and Merchandising of Bikers Dream, Inc. In that capacity, Employee shall do and perform all services, acts, or things necessary or advisable to fulfill the duties of a corporate Vice President with management responsibilities in retailing, merchandising, store planning, franchise operations and international marketing and distribution of Employer's products and services. However, Employee shall at all times be subject to the direction of the President, and to the policies established by the Board of Directors, of Employer.

                 Loyal and Conscientious Performance of Duties

         Section 2.02. Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him either expressly or implicitly by the terms of this agreement.

                 Devotion of Entire Time to Employer's Business

         Section 2.03. (a) Employee shall devote his entire productive time, ability, and attention to the business of Employer during the term of this contract.

         (b) During the term of this agreement, Employee shall not engage in any other business duties or pursuits whatsoever. Furthermore, during the term of this agreement, Employee shall not, whether directly or indirectly, render any services of a commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer's President.

                                BIKERS DREAM, INC.
                                    FORM SB-2
                                  EXHIBIT 10.15

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         (c) This agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not interfere with the services required under this agreement. However, Employee shall not, directly or indirectly, acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer.

                             Competitive Activities

         Section 2.04. During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

                       Uniqueness of Employee's Services

         Section 2.05. Employee hereby represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies which Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.

                  Indemnification for Negligence or Misconduct

         Section 2.06. Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee.

                                 Trade Secrets

         Section 2.07. (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation of Employer, including without limitation, marketing, franchise information, financial information, personnel, sales, planning, and other information that is owned by Employer and regularly used in the operation of Employer's business and that this information constitutes Employer's trade secrets.

                 (b) Employee agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment with Employer.

                 (c) Employee further agrees that all files, records, documents, equipment, and similar items relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only with the express prior consent of Employer's President.


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                             Physical Examinations

         Section 2.08. Employee agrees to submit himself annually for physical examination by a physician selected by Employer for insurance purposes.

                       ARTICLE 3. OBLIGATIONS OF EMPLOYER

                              General Description

         Section 3.01. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

                                Office and Staff

         Section 3.02. Employee will maintain his office in his home in Milwaukee, Wisconsin until such time as Employer may transfer Employee, which shall not occur until January 1, 1996 or thereafter upon 60 days notice. If and when such transfer occurs, Employer will provide Employee with suitable office facilities. Employer will supply to Employee a laptop computer equivalent to a NEC Versa E 486/DX 75 MHZ, 340 Mg HD 8 Mg ram, 14400 internal modem, a suitable camera, cellular phone and pager, which items will remain the property of Employer and will be returned in the event of termination of employment for any reason. Employer will also supply Employee with equipment for his home office, including, but not limited to, a fax machine, filing cabinet, copier and the like, which equipment will remain the property of Employer and will be returned in the event of termination for any reason.

         Section 3.03. Employee may hire an administrative assistant, project coordinator, field representative. and other support staff as deemed necessary by Employer and Employee, at the expense of Employer; however, hiring of personnel may occur only with the prior approval from time to time of the President of Employer.

                     Indemnification of Losses of Employee

         Section 3.04. Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf.

                      ARTICLE 4. COMPENSATION OF EMPLOYEE

                                 Annual Salary

         Section 4.01. (a) As compensation for the services to be rendered by Employee hereunder, Employer shall pay Employee an annual salary at the rate per annum of $108,000.00 payable in equal semi-monthly installments on the fifth (5th) and twentieth (20th) days of each month during the period of employment, prorated for any partial employment period.

                 (b) Employee may receive such annual increases in salary as are determined by Employer's Board of Directors in its sole discretion.


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                                Tax Withholding

         Section 4.02. Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

                         ARTICLE 5. EMPLOYEE INCENTIVES

                     Cash Bonus Based on New Store Openings

         Section 5.01. (a) Employer shall pay to Employee a cash bonus of $2,750.00 contemporaneously with the opening of each new Bikers Dream store, whether corporate or franchise, during the term of Employee's employment with Employer, with the exception of the Dallas, Texas store, which is nearing completion and opening at the time of execution hereof.

                             Restricted Stock Bonus

         Section 5.02. (a) As additional compensation, Employer agrees to transfer to Employee each year during the employment term, on a pro-rata quarterly basis, the 10,000 shares of Employer's common stock for fiscal 1995, 15,000 shares for fiscal 1996, 20,000 shares for fiscal 1997, 25,000 shares for fiscal year 1998, and 30,000 shares for fiscal 1999, which may be increased by the Board of Directors based on performance.

                 (b) All shares transferred to Employee pursuant to this section shall be subject to the restriction that they must be sold back to Employer at book value, or current fair market value, whichever is greater, if the employment term is terminated for any reason whatsoever, except the death of Employee, prior to the completion of the term of the employment specified herein. The stock repurchase shall be at the option of Employer, and shall be consummated within ninety (90) days of termination.

                          ARTICLE 6. EMPLOYEE BENEFITS

                                Annual Vacation

         Section 6.01. Employee shall be entitled to one week vacation time for each four months continuous service with pay. Employee may be absent from his employment for vacation only at such times as Employer's President shall determine from time to time. In the event that Employee is unable for any reason to take the total amount of vacation time authorized herein during any year, he shall be deemed to have waived any entitlement to vacation time for that year.

                            Group Medical Insurance

         Section 6.04. Employer agrees to continue, by direct payment of reimbursement, Employee's present group medical insurance coverage at $350.00 per month, to a maximum of $600.00 per month, at the same benefit level as at present, if premiums are increased.


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                          ARTICLE 7. BUSINESS EXPENSES

                               Business Expenses

         Section 7.01. (a) Employer shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in promoting the business of Employer, including expenditures for entertainment and travel. The meal budget for Employee shall be a per diem of $35.00 while traveling. Frequent flyer awards for the first year of employment shall be the property of Employer.

                 (b) Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.

                 (c) Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction.

                              Relocation Expenses

         Section 7.02. In the event that Employee is relocated/transferred, Employer will pay all reasonable relocation expenses of Employee, including, but not limited to, movers, vehicle mover, temporary lodging, and travel expense, but excluding purchase of any residence of Employee. In addition, Employer will reimburse initial moving expenses at the outset of employment, not to exceed $1,000.00.

                      ARTICLE 8. TERMINATION OF EMPLOYMENT

                             Termination for Cause

         Section 8.01. (a) Employer reserves the right to terminate this agreement if employee (1) wilfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement, or (2) commits acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude, that would prevent the effective performance of his duties.

                 (b) Employer may at its option terminate this agreement for the reasons stated in this section by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement.

                 (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of relevant facts.

                 (d) Termination under this section shall be considered "for cause" for the purposes of this agreement.


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                           Termination Without Cause

         Section 8.02. (a) This agreement shall be terminated upon the death of Employee.

                 (b) Employer reserves the right to terminate this agreement within three (3) months after Employee suffers any physical or mental disability that would prevent the performance of his duties under this agreement. Such a termination shall be effected by giving ten (10) days' written notice of termination to Employee.

                 (c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

              Effect of Merger, Transfer of Assets, or Dissolution

         Section 8.03. (a) This agreement shall not be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.

                            Termination by Employee

         Section 8.04. Employee may terminate his obligations under this agreement by giving Employer at least four (4) months notice in advance.

                             Effect on Compensation

         Section 8.05. In the event that this agreement is terminated prior to the completion of the term of employment specified herein, Employee shall be entitled to the compensation earned by and vested in him prior to the date of termination as provided for in this agreement, computed pro rata up to and including that date. Employee shall be entitled to no further compensation as of the date of termination.

         Section 8.06. In the event Employee is terminated without cause, Employee shall be entitled to severance compensation equivalent to 75% of his base pay for a period equivalent to the number of months of completed service, not to exceed a period of 24 months, and payable semi-monthly for the duration of that period.

                         ARTICLE 9. GENERAL PROVISIONS

                                    Notices

         Section 9.01. Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written


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notice in accordance with this section.  Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

                                  Arbitration

         Section 9.02. (a) Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act, or shall be submitted to an alternative dispute resolution panel.

                 (b) Employer and Employee shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

                 (c) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

                           Attorneys' Fees and Costs

         Section 9.03. If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

                                Entire Agreement

         Section 9.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding.

                                 Modifications

         Section 9.05. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.


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                                Effect of Waiver

         Section 9.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times b e deemed a waiver or relinquishment of that right or power for all or any other times.

                               Partial Invalidity

         Section 9.07. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                            Law Governing Agreement

         Section 9.08. This agreement shall be governed by and construed in accordance with the laws of the State of California.

                           Sums Due Deceased Employee

         Section 9.09. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, and assigns.

         Executed on February 8, 1995 at Santa Ana, California.


         EMPLOYER

         Bikers Dream, Inc.

         By /s/ DENNIS CAMPBELL
            -------------------------------
            Dennis Campbell, President


         EMPLOYEE

            /s/ JEFFREY L. SIMONS
            -------------------------------
            Jeffrey L. Simons


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                      AMENDMENT TO EMPLOYMENT CONTRACT FOR

                            EXECUTIVE VICE PRESIDENT


         THIS AMENDMENT is to that certain Employment Contract by and between Bikers Dream, Inc., a California Corporation, ("Employer") and Jeffrey Simons, Executive Vice President, ("Employee") entered, which became effective on March 1, 1995.

A)       Cash Bonus Based on New Store Openings

         Article 5, Section 5.01 relating to Employee incentives, is deleted in its entirety and the following language substituted therefor:
         "Employer shall pay to Employee a cash bonus of $2,750.00 contemporaneously with the opening of each Bikers Dream Store, as to company owned stores (not including repurchased franchises), and as to franchise stores, 20% of the franchise fee received by Employer."

B)       Stock Options

         Article 5, Section 5.02(a), relating to Restricted Stock Bonuses is deleted in its entirety and the following language substituted therefor: "As additional incentive compensation, Employer grants to Employee stock options under its Incentive Stock Option Plan, vesting on a pro-rata quarterly basis, 10,000 shares of Employer's common stock for fiscal 1995, 15,000 shares for fiscal 1996, 20,000 shares for fiscal year 1997, 25,000 shares for fiscal year 1998, and 30,000 shares for fiscal year 1999. Such stock options are granted at a price of $1.50 per share, the fair market value of the stock on the date of adoption of the Plan, April 4, 1995."

         Stock Option grants may be increased by the Board of Directors in its sole discretion.

         Section 5.02(b) is deleted in its entirety, and the following language substituted therefore: "Employee will be entitled to cash bonuses at the time the Stock Options indicated in Section B above are exercised. The net amount of the bonuses will be equal to the number of shares exercised under the Stock Option times the Option price of $1.50/share. The Employer will be responsible for payment of the Federal, State, FICA, Medicaid and SDI taxes on this bonus."


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C)       Officer and Directors Liability Insurance

         The company will cover Employee under Employer's Director's and Officer's liability insurance in equal comparable amounts to that coverage provided to other officers and directors of Employer when such coverage is available.

D) To the extent this Amendment shall be inconsistent with the Employment Agreement of May 11, 1995, this document shall prevail.

E) In all other respects, the Employment Agreement on May 11, 1995 between the parties hereto is confirmed and ratified in its entirety.


Employer

Bikers Dream, Inc.                        Dated: 29 Sept. 95
                                                 -------------------------------

By: /s/ DENNIS CAMPBELL                   By: /s/ JEFFREY SIMONS
    -----------------------------------       ----------------------------------
    Dennis Campbell,                          Jeffrey Simons,
    President and CEO                         Executive Vice President


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